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                                                                    EXHIBIT 99.1


Press Release


                       ZONAGEN TERMINATES MERGER AGREEMENT

THE WOODLANDS, Texas--March 27, 2003--Zonagen, Inc. (Nasdaq: ZONA) and (PCX:
ZNG) announced today that it has terminated the merger agreement dated as of October 30, 2002 between Zonagen, Lavipharm Corp. and certain of Lavipharm Corp.'s stockholders, effective immediately. The merger agreement had provided that if the merger had not been completed by February 28, 2003, either party could elect to terminate the merger agreement, in its sole discretion.

The Nasdaq Stock Market, Inc. has informed Zonagen that Zonagen's proposed merger with Lavipharm Corp. would be deemed to be a "reverse merger" under the Nasdaq Marketplace Rules. As a result of this ruling, Zonagen would have been required to apply for initial listing on one of the Nasdaq markets upon completion of the proposed merger. In the event that Zonagen had not met the initial listing requirements for inclusion on The Nasdaq National Market, it would have been delisted from such market at that time.

"The recent letter we received from Nasdaq advising us that the merger would constitute a reverse merger, and that as a result, we would be delisted from the National Market if we did not meet such market's initial listing requirements was a major factor in the Board's determination to terminate the merger agreement," said Martin P. Sutter, Zonagen's Chairman of the Board. Mr. Sutter continued, "There was no assurance that we would meet the initial listing requirements for the Nasdaq National Market, and the delays and roadblocks encountered with Nasdaq's review, as well as the likelihood that the combined company would need to conduct a reverse stock split just to get listed on The Nasdaq SmallCap Market, together with several other considerations, contributed to the Board's decision that the proposed merger with Lavipharm was not in our stockholders' best interests at this time. We are obviously disappointed, but wish Lavipharm every success as we go our separate ways."

About Zonagen

Zonagen is engaged in the development of pharmaceutical products for the reproductive system. For more information, visit Zonagen's web site at http://www.zonagen.com.

Any statements that are not historical facts contained in this release, such as Zonagen's contemplated strategic options, are forward-looking statements that involve risks and uncertainties, including but not limited to those risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (SEC). This and other SEC filings are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
     Zonagen, The Woodlands
     Joe Podolski, 281/719-3447
     podolski@zonagen.com